Exhibit 28 (e)(3)

SUB-DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of November 14, 2014 by and between FORESIDE FUNDS DISTRIBUTORS, LLC, a Delaware limited liability company (“Foreside”), and ACCRUED EQUITIES, INC., a New York corporation (“Accrued Equities”).

W I T N E S S E T H:

WHEREAS, Foreside and Accrued Equities are each registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and each is a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, pursuant to an underwriting agreement dated November 14, 2014 (the “Distribution Agreement”), Foreside serves as the principal underwriter of the shares (the “Shares”) of New Alternatives Fund (the “Fund”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Foreside wishes to retain Accrued Equities as an underwriter, but not the principal underwriter, of the Shares of the Fund; and

WHEREAS, this Agreement has been approved by a vote of the Fund’s Board of Trustees (the “Board”) and its disinterested trustees in conformity with Section 15(c) of the 1940 Act.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Accrued Equities as Underwriter. Foreside hereby appoints Accrued Equities to serve as an underwriter (but not a principal underwriter) of the Shares of the Fund, and Accrued Equities hereby accepts such appointment and agrees to furnish such services. Accrued Equities acknowledges and understands that the Fund may issue Shares in multiple classes, and agrees to serve as an underwriter for each class of Shares. This agreement is non-exclusive, and Foreside may select other persons to assist in the sale and distribution of Shares, and Accrued Equities may serve as underwriter or distributor for the shares of other registered investment companies.

2.     Duties and Obligations of Accrued Equities.

(a)        Each of Foreside and Accrued Equities have entered into selected dealer agreements or similar agreements (each, a “Selected Dealer Agreement”) with certain broker-dealers or other financial institutions (each, a “Selected Dealer”) relating to the sale of Shares by such Selected Dealer. Accrued Equities agrees to use its reasonable best efforts to promote the sale of Shares as provided in this Agreement. Accrued Equities agrees to use its best efforts to maintain the current Selected Dealer Agreements in full force and effect and enter into new Selected Dealer Agreements (substantially in the form attached hereto as Exhibit A) with any additional Selected Dealers as Accrued Equities deems appropriate. Accrued Equities shall be solely responsible for the selection and performance of the Selected Dealers. To the extent that Foreside, as the principal underwriter, receives service and distribution fees under any plan approved by the Fund with respect to any class of Shares, Foreside agrees to remit such fees to applicable Selected Dealers as appropriate.

(b)        Accrued Equities will not utilize any materials in connection with the sale or offering of Shares except the Fund’s Prospectus and Statement of Additional Information and such other materials which have been approved by Foreside.

(c)        Accrued Equities will cause the Selected Dealers to transmit any orders for purchase of the Shares to the transfer agent for the Fund. Accrued Equities will have no liability for payment for the purchase of Shares sold pursuant to this Agreement.

3.     Compliance with Rules and Regulations. Accrued Equities undertakes to comply with all requirements of the applicable laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Accrued Equities hereunder. Except as specifically set forth herein, Foreside assumes no responsibility for such compliance by the Fund or any other entity.

4.     Instructions.

(a)        In addition to performing the services described in this Agreement, Accrued Equities may rely upon and act upon Oral Instructions or Written Instructions. “Oral Instructions” means oral instructions received by Accrued Equities from an Authorized Person or from a person reasonably believed by Accrued Equities to be an Authorized Person. “Authorized Person” means (i) any officer of Foreside, or (ii) any other person duly authorized by any Fund to give Oral Instructions or Written Instructions on behalf of itself or Foreside. “Written Instructions” means written instructions signed by an Authorized Person and received by Accrued Equities or trade instructions transmitted (and received by Accrued Equities) by means of an electronic transaction reporting system access that requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex, or facsimile sending device.

(b)        Accrued Equities will be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person, reasonably believed by Accrued Equities to be an Authorized Person) pursuant to this Agreement. Accrued Equities may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund or Foreside, unless and until Accrued Equities receives Written Instructions to the contrary.

(c)        Records; Visits. The books and records pertaining to the Fund, which are in the possession or under the control of Accrued Equities, will be the property of the Fund. Such books and records will be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. Accrued Equities will provide access to such books and records to Foreside, the Fund or an Authorized Person, at all times during Accrued Equities’ normal business hours. Upon the reasonable request of the Fund, Foreside or an Authorized Person, copies of any such books and records will be provided by Accrued Equities to such person, at the expense of the Fund or Foreside, as the case may be.

5.     Confidentiality.

(a)        During the term of this Agreement, Foreside and Accrued Equities may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to Foreside or

Accrued Equities which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information does not include: (i) information that was known to the receiving party before receipt thereof from or on behalf of the disclosing party; (ii) information that is disclosed to the receiving party by a third person who has a right to make such disclosure without any obligation of confidentiality to the party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the receiving party; or (iv) information that is independently developed by the receiving party or its employees or affiliates without reference to the disclosing party’s information.

(b)        Each party will protect the other’s Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party’s Confidential Information other than in connection with its obligations hereunder. Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by any regulatory agency with authority over such party; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicable.

(c)        Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the G-L-B Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the G-L-B Act.

6.     Compensation. As compensation for the services rendered by Accrued Equities during the term of this Agreement, Accrued Equities shall be entitled to a fee or fees as may be agreed to from time to time in a separate Distribution Services Agreement by and between the Foreside and Accrued Equities.

7.     Expenses. Each party shall be responsible for the payment of expenses it incurs pursuant to this Agreement.

8.     Indemnification.

(a)        Foreside agrees to indemnify and hold harmless Accrued Equities and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under any applicable law) arising directly or indirectly from any action or omission to act which Foreside takes in connection with the provision of services hereunder. Neither Accrued Equities, nor any of its affiliates, will be indemnified against any liability (or any expenses incident to such liability) caused by Accrued Equities or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

(b)        Accrued Equities agrees to indemnify and hold harmless Foreside and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable law) arising directly or indirectly from any action or omission to act which Accrued Equities takes in connection with the provision of services hereunder. Neither Foreside, nor any of its affiliates, will be indemnified against any liability (or any expenses incident to such liability) caused by Foreside or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

9.     Limitation of Liability.

(a)        Notwithstanding anything in this Agreement to the contrary, neither party nor its affiliates will be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party or its affiliates.

(b)        Each party hereto acknowledges that it has a duty to mitigate damages for which the other party may become responsible.

10.     Duration and Termination.

(a)        This Agreement will become effective as of the date first written above. Unless sooner terminated as provided herein, this Agreement shall continue in effect until June 30, 2015. Thereafter, if not terminated, this Agreement shall continue automatically in effect for successive one-year periods, provided such continuance is specifically approved at least annually by (i) the Fund’s Board or (ii) the vote of a majority of the outstanding voting securities of the Fund, in accordance with Section 15 of the 1940 Act.

(b)        This Agreement may be terminated by either party upon sixty (60) days’ written notice to the other party.

(c)        This Agreement will automatically terminate in the event of its assignment.

11.     Notices. Notices will be addressed: (a) if to Foreside, at Three Canal Plaza, Suite 100, Portland, ME 04101. Attention: Legal Department. Fax: (207) 553-7151; and (b) if to Accrued Equities, at 150 Broadhollow Road, Suite PH 2, Melville, New York 11747. Attention: David J. Schoenwald. Fax: (631) 423-7393; or (c) in any case, at such other address as will have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic mail or facsimile, it will be deemed to have been given immediately. If notice is sent by first-class mail, it will be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it will be deemed to have been given on the day it is delivered.

12.     Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

13.     Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.     Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

15.     Miscellaneous.

(a)        This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)        The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c)        This Agreement will be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(d)        If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

(e)        This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f)        Except as expressly provided in this Agreement, each party hereby disclaims to the other all representations and warranties, express or implied, made to the other party or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. Each party further disclaims to the other any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(g)        The facsimile signature of any party to this Agreement will constitute the valid and binding execution hereof by such party.

(h)        Each party will provide such information and documentation to the other as the other party may reasonably request in connection with providing services hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

FORESIDE FUNDS DISTRIBUTORS, LLC

/s/ MARK A. FAIRBANKS
By: Mark A. Fairbanks
Title: President

ACCRUED EQUITIES, INC.

/s/ DAVID J. SCHOENWALD
By: David J. Schoenwald
Title: President

EXHIBIT A

Form of Selected Dealer Agreement